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KPMG Peat Marwick LLP
Certified Public Accountants
1600 Market Street
Philadelphia, PA 19103



                                                                    EXHIBIT (23)



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Penn Virginia Corporation:

We consent to incorporation by reference in the Registration Statements Nos:
2-67355, 2-77500 and 33-40430, 33-59647, and 33-59651 on Form S-8 of Penn
Virginia Corporation of our report dated February 21, 1996, relating to the consolidated balance sheets of Penn Virginia Corporation and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995 which report appears in the December 31, 1995 annual report on Form 10-K of Penn Virginia Corporation.

Our reports refer to a change in 1995 in the method of accounting for the impairment of long-lived assets and for long-lived assets to be disposed of and a change in 1993 in the method of accounting for certain investments in debt and equity securities and a change in 1992 in the method of accounting for postretirement benefits other than pensions.



                                                           KPMG PEAT MARWICK LLP
                                                           KPMG PEAT MARWICK LLP





March 29, 1996





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